                                                                 EXHIBIT (H)(9)

                                April 23, 2007

Mr. Simon D. Collier
President, Forum Funds
Two Portland Square
Portland, Maine 04101

       RE: Contractual Waivers and Reimbursements

Dear Mr. Collier:

   Winslow Management Company, LLC (the "Adviser") agrees to continue to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Winslow Green Growth Fund (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 1.45% and 1.20% for Investor Shares and Institutional Shares, respectively, from April 30, 2007 through April 30, 2008.

   This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on April 30, 2008.

Very truly yours,

By:    /s/ Jack Robinson
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Title: President, Winslow Management, LLC
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